Exhibit 99.1

For immediate release	November 8, 2018

Crown Crafts Reports Fiscal 2019 Second Quarter Results

●     Sales for the quarter increase 24.8%

●     Net income increases 149.5% for the quarter

●     Gross margin improves for the quarter and year-to-date periods

●     Board declares a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2019 second quarter, which ended September 30, 2018.

“We are pleased to report our second quarter performance, which includes a 24.8% increase in sales, along with considerable improvements in gross margin and net income,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “During the past twelve months, we have navigated unusually challenging retail conditions, including the bankruptcy and liquidation of one of our largest customers. Throughout these challenges, we maintained a strong financial position, while pursuing opportunities through acquisition, product innovation and new distribution channels. We are very encouraged by the second quarter results, which reflect the impact of those initiatives, and we remain excited about our future prospects for profitable growth.”

“With our continuing evolution as a company, we saw a need to update our brand identity in order to serve as a representation of our growth and our relevance in this shifting industry,” Chestnut continued. “We have already introduced a new Crown Crafts logo and will be launching a new website and refreshed digital presence later this year. In addition, two of our subsidiaries, Crown Crafts Infant Products, Inc. and Hamco, Inc., are in the process of being formally rebranded and renamed NoJo Baby & Kids, Inc. and Sassy Baby, Inc., respectively. We believe these changes better reflect the breadth of the Crown Crafts portfolio and more clearly convey the value of our brands to consumers and our retail partners.”

Financial Results

Net income for the second quarter of fiscal 2019 was $1.8 million, or $0.18 per diluted share, on net sales of $20.5 million, compared with net income of $725,000, or $0.07 per diluted share, on net sales of $16.5 million for the second quarter of fiscal 2018. Gross profit for the current year quarter increased to 31.0% of net sales from 30.5% of net sales in the prior year quarter.

For the six-month fiscal period, net income was $2.1 million, or $0.21 per diluted share, on net sales of $36.0 million, compared with net income of $1.2 million, or $0.12 per diluted share, on net sales of $30.1 million for the first six months of fiscal 2018. Gross profit for the six-month period was 29.2% of net sales, up from 28.6% in the prior-year period.

During the current year-to-date period, the Company incurred $210,000 in pre-tax expenses to move Sassy-branded inventory from Grand Rapids, Michigan to the Company’s facility in Compton, California. On an after-tax basis, these costs negatively affected the year-to-date period by $161,000. In the prior year, the Company recorded certain post-tax expenses totaling $405,000 and $483,000 in the three and six-month periods of fiscal year 2018, respectively, which did not reoccur in fiscal year 2019.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on January 4, 2019 to stockholders of record at the close of business on December 14, 2018. “We are pleased to once again reward our stockholders for their continued support with a dividend payment,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on November 15, 2018. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10124119.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer	or	Halliburton Investor Relations
(225) 647-9124		(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017

Net sales	$20,536	$16,461	$35,996	$30,108
Gross profit	6,370	5,022	10,498	8,624
Gross profit percentage	31.0%	30.5%	29.2%	28.6%
Income from operations	2,543	1,215	2,986	1,916
Income before income tax expense	2,456	1,225	2,800	1,946
Income tax expense	647	500	727	703
Net income	1,809	725	2,073	1,243
Basic earnings per share	$0.18	$0.07	$0.21	$0.12
Diluted earnings per share	$0.18	$0.07	$0.21	$0.12

Weighted Average Shares Outstanding:
Basic	10,086	10,074	10,078	10,059
Diluted	10,088	10,078	10,080	10,067

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	September 30, 2018
	(Unaudited)	April 1, 2018
Cash and cash equivalents	$154	$215
Accounts receivable, net of allowances	16,658	18,498
Inventories	19,780	19,788
Total current assets	37,855	39,754
Finite-lived intangible assets - net	6,858	7,272
Goodwill	7,125	7,125
Total assets	$54,291	$56,581

Total current liabilities	8,912	6,788
Long-term debt	4,378	9,458

Shareholders’ equity	39,879	39,318
Total liabilities and shareholders’ equity	$54,291	$56,581